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                                                             EXHIBIT NO. 99.6

SunLife             Sun Life Assurance Company of Canada (U.S.)
OF CANADA (U S)     A Wholly-Owned Subsidiary of Sun Life Assurance Company of
                    Canada

Executive Office                  Home Office:          Annuity Service Mailing
Address:
One Sun Life Executive Park       Wilmington, Delaware  SunLife Annuity Service
Wellesley Hills, Massachusetts 02181                    Center
                                                        P.O. Box 1024
                                                        Boston, Massachusetts
                                                        02103

         Sun Life Assurance Company of Canada (U.S.) (the "Company") will pay an annuity commencing on the Annuity Commencement Date to the Annuitant if then living, by applying the adjusted value of the Accumulation Account of the Contract in accordance with the Settlement Provisions. If the Annuitant dies while the Contract is in effect and before the Annuity Commencement Date, the Company will pay a death benefit to the Beneficiary upon receipt of due proof of death of the Annuitant. Under certain circumstances, if the Owner dies prior to the Annuitant and before the Annuity Commencement Date, a distribution is required by law.

         All payments will be made to the persons and in the manner set forth in this Contract. Provisions and endorsements printed or written by the Company on the following pages form part of the Contract. Signed by the Company at its Executive Office, Wellesley Hills, Massachusetts on the Issue Date.

       Donald A Stewart                            Margaret Sears Mead
       President                                   Secretary


   Flexible Payment Deferred Combination Variable and Fixed Annuity Contract
                              Nonparticipating

     ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF A VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT

USE OF CONTRACT. This Contract is available for retirement and deferred compensation plans some of which may qualify for special tax treatment under Internal Revenue Code Sections 401, 403, 408 or 457.

RIGHT TO RETURN CONTRACT. Please read this Contract. If not satisfied with it, the Owner may, within 10 days after its receipt, return it by delivering or mailing it to the Annuity Service Mailing Address indicated above. Immediately upon receipt of the Contract by the Company, the Contract will be deemed void as though it had never been applied for, and the Contract's Accumulation Account Value at the end of the Valuation Period during which the Contract is received by the Company will be refunded to the Owner.

IMPORTANT NOTICE

It is not necessary to employ any person to collect any payment or benefit provided by this Contract. When you require help or advice, write directly to the Company at its Annuity Service Mailing Address. This Contract contains many benefits. In your own best interest you should consult the Company if anyone advises you to surrender this Contract or to replace it with a new contract.

                                        1
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                                TABLE OF CONTENTS

                                                                          Page

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Contract Specifications Page                                               4
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Application
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Definitions                                                                5
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Fixed and Variable Accounts                                                8
         Fixed Account                                                     6
         Variable Accounts                                                 6
         Ownership of Assets                                               7
         Investments of the Variable Accounts                              7
         Valuation of Assets of the Variable Accounts                      7
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Purchase Payments                                                          7
         Payments                                                          7
         Amount                                                            8
         Contract Continuation                                             8
         Net Purchase Payments and Their Allocation                        8
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Contract Values During Accumulation Period                                 8
         Accumulation Account                                              8
         Crediting Variable Accumulation Units                             8
         Variable Accumulation Unit Value                                  8
         Variable Accumulation Value                                       9
         Net Investment Factor                                             9
         Crediting Fixed Accumulation Units                                9
         Fixed Accumulation Unit Value                                    10
         Fixed Accumulation Value                                         10
         Conversion of Accumulation Units                                 10
         Contract Maintenance Charge                                      10
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Cash Withdrawals and Withdrawal Charges                                   11
         Cash Withdrawals                                                 11
         Withdrawal Charges                                               11
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Death Benefit                                                             12
         Death Benefit Provided by the Contract                           12
         Election and Effective Date of Election                          12
         Payment of Death Benefit                                         13
         Amount of Death Benefit                                          13
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Settlement Provisions                                                     14
         General                                                          14
         Election and Effective Date of Election                          14
         Determination of Amount                                          14
         Effect of Annuity Commencement Date on Accumulation Account      14
         Annuity Commencement Date                                        14

                                                                         Page
Settlement Provisions (cont.)
         Fixed Annuity Payments
         Variable Annuity Payments                                        15
         Annuity Unit Value                                               15
         Exchange of Variable Annuity Units                               15
         Contract Maintenance Charge                                      16
         Description of Annuity Options                                   16
         Amounts Payable on Death of Payee                                16
         Annuity Payment Rates                                            17
-------------------------------------------------------------------------------
Ownership Provisions                                                      19
         Owner                                                            19
         Change of Ownership                                              19
         Death of Owner                                                   19
         Voting Rights                                                    20
         Periodic Reports                                                 20
-------------------------------------------------------------------------------
Beneficiary Provision                                                     20
         Designation and Change of Beneficiary                            20
-------------------------------------------------------------------------------
General Provisions                                                        20
         Age and Sex                                                      20
         Contract                                                         20
         Currency                                                         21
         Determination of Values                                          21
         Guarantees                                                       21
         Incontestability                                                 21
         Modification                                                     21
         Nonparticipating                                                 21
         Payments by the Company                                          21
         Proof of Age                                                     21
         Proof of Survival                                                21
         Splitting Units                                                  22
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
         Qualified Plan Provisions                                        22
-------------------------------------------------------------------------------

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                                DEFINITIONS

     ACCUMULATION ACCOUNT: An account established for the Contract to which Net Purchase Payments are credited in the form of Accumulation Units.

     ACCUMULATION PERIOD: The period before the Annuity Commencement Date and during the lifetime of the Annuitant.

     ACCUMULATION UNIT: A unit of measure used in the calculation of the value of the Accumulation Account. There are two types of Accumulation Units: Variable Accumulation Units and Fixed Accumulation Units.

     ANNUITANT: The person or persons named in the Application and on whose life the first annuity payment is to be made. The Owner may not designate a "Co-Annuitant" unless the Owner and Annuitant are different persons. If more than one person is so named, all provisions of the Contract which are based on the death of the `Annuitant" will be based on the date of death of the last survivor of the persons so named. By example, the death benefit of the Contract will become due only upon the death, prior to the Annuity Commencement Date, of the last survivor of the persons so named. Collectively, these persons are referred to in this Contract as "Annuitants." Each Annuitant is as specified in the Application, unless changed. The Owner is not permitted to name a "Co-Annuitant" under a Qualified Contract.

     ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment is to b# made. It is the date specified in the Application, unless changed.

     ANNUITY OPTION: The method for making annuity payments. The Annuity Option is specified in the Application, unless changed.

     ANNUITY UNIT: A unit of measure used in the calculation of the amount of the second and each subsequent variable annuity payment from the Variable Accounts.

     BENEFICIARY: The person who has the right to the death benefit set forth in the Contract. The Beneficiary is specified in the Application, unless changed.

     CONTRACT YEARS AND CONTRACT ANNIVERSARIES: The first Contract Year shall be the period of twelve (12) months plus a part of a month as measured from the Issue Date to the first day of the calendar month which follows the calendar month of issue. All Contract Years and Anniversaries thereafter shall be twelve
(12) month periods based upon such first day of the calendar month which follows the calendar month of issue. If, by example, the Issue Date of this Contract is in March, the first Contract Year will be determined from the Issue Date but will end on the last day of March in the following year; 311 other Contract Years and all Contract Anniversaries will be measured from April 1.

     DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a Court of competent jurisdiction as to the finding of death, or any other proof satisfactory to the Company.

     FIXED ACCOUNT: The Fixed Account consists of all assets of the Company other than those allocated to a separate account of the Company.

     FIXED ANNUITY: An annuity with payments which do not vary as to dollar amount.

     INITIAL ANNUAL INTEREST RATE PERCENTAGE The annual rate of increase, during the first Contract Year, of Fixed Accumulation Unit Values.

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     ISSUE DATE: The date on which the Contract becomes effective.

     NON-QUALIFIED CONTRACT: A contract used in connection with a retirement plan which does not receive favorable federal income tax treatment under Sections 401, 403, 408 or 457 of the Internal Revenue Code. Such Contract must be owned by a natural person or agent for a natural person for the Contract to receive favorable income tax treatment, as an annuity.

     PAYEE: The recipient of payments under the Contract. The term includes an Annuitant or a Beneficiary who becomes entitled to benefits upon the death of the Annuitant.

PURCHASE PAYMENT (PAYMENT): An amount paid to the Company by the Owner or on the Owner's behalf as consideration for the benefits provided by the Contract.

     QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which receives favorable federal income tax treatment under Sections 401, 403,408 or 457 of the Internal Revenue Code of 1986, as amended.

     SEVEN YEAR ANNIVERSARY: The seventh (7th) Contract Anniversary and each succeeding Contract Anniversary occurring at any seven (7) year interval thereafter, for example, the fourteenth (14th), twenty-first (21st) and twenty-eighth (28th) Contract Anniversaries.

     SUCCESSOR   BENEFICIARY:   The  person  or  persons  named  to  become  the
Beneficiary if the Beneficiary is not alive. The Successor Beneficiary is specified in the Application, unless changed.

     VALUATION PERIOD: The period of time from one determination of Accumulation Unit and Annuity Unit values to the next subsequent determination of these values. Such determination shall be made as of the close of the New York Stock Exchange on each day the Exchange is open for trading and on such other days on which there is a sufficient degree of trading in the Variable Account's portfolio securities so that the values of the Variable Account's Accumulation Units and Annuity Units might be materially affected.

     VARIABLE ACCOUNT: One of several separate accounts established by the Company and registered as management investment companies under the Investment Company Act of 1940. The investment performance of the assets of the Variable Accounts is kept separate from that of the general assets of the Company.

     VARIABLE ANNUITY: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Variable Account.


                        FIXED AND VARIABLE ACCOUNTS

Fixed Account

         The Fixed Account consists of all assets of the Company other than those allocated to any separate account of the Company.

Variable Accounts

         The Variable Accounts to which the variable accumulation values and Variable Annuity payments, if any, under this Contract relate are specified on the Contract Specifications Page. They were established by the Company pursuant to a resolution of its Board of Directors and are registered as investment companies under the Investment Company Act of 1940. That portion of the assets of the

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Variable  Accounts  equal to the reserves and other  contract  liabilities  with respect to the Variable Accounts shall not be chargeable with liabilities arising out of any other business the Company may conduct.

         The values of the Variable Accumulation Units and the Annuity Units described in this Contract reflect the investment performance of the Variable Accounts.

         At the Company's election and subject to any necessary vote by persons having the right to vote, the Variable Accounts may be operated as unit investment trusts under the Investment Company Act of 1940 or they may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required. Deregistration of the Variable Accounts requires an order by the Securities and Exchange Commission. In the event of any change in the operation of the Variable Accounts pursuant to this provision, the Company may make appropriate endorsement to the Contract to reflect the change and take such other action as may be necessary and appropriate to effect the change.

         At the Company's election, and subject to such conditions as the Company may impose, additional separate accounts, to which the variable accumulation values and Variable Annuity payments, if any, under this Contract could relate, may be made available.

Ownership of Assets

         The Company shall have exclusive and absolute ownership and control of its assets, including all assets of the Variable Accounts.

Investments of the Variable Accounts

         Any amounts allocated to a Variable Account will become assets of the particular Variable Account and will be invested consistent with the investment objectives, policies and restrictions of the particular Variable Account as set forth in its organizational documents, Rules and Regulations and such registration statements and exhibits as may from time to time be on file with the Securities and Exchange Commission.

Valuation of Assets of the Variable Accounts

         The assets of the Variable Accounts will normally be composed primarily of investment securities. The assets of each Variable Account are valued as of the close of trading on the New York Stock Exchange on each day the Exchange is open for trading and on such other days on which there is a sufficient degree of trading in the Variable Account's portfolio securities so that the values of the Variable Account's Accumulation Units and Annuity Units might be materially affected, as follows:

             (a) Equity securities are normally valued at the last sale price on the exchange on which they are primarily traded or on the NASDAQ system for unlisted national market Issues or at the last quoted bid price for unlisted securities not reported on the NASDAQ system or listed securities in which there were no sales during the day.

             (b) Debt securities (other than short-term obligations, but including listed issues) and forward foreign currency exchange contracts are normally valued on the basis of valuations provided by a pricing service since such prices are believed to reflect the fair value of such securities.

             (c) Short-term debt securities are valued on the basis of amortized cost.

             (d) Options, futures contracts and options on futures contracts are normally valued at the settlement price on the exchange on which they are primarily traded.

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             (e) The Board of Managers of each Variable  Account shall determine in good faith the fair value of securities and other assets that do not have a readily available market price. Values are determined according to accepted accounting practices and applicable laws and regulations.

                               PURCHASE PAYMENTS

Payments

         All Purchase Payments are to be paid to the Company at its Annuity Service Mailing Address. Unless the Owner has surrendered the Contract, Purchase Payments may be made at any time during the life of the Annuitant and before the Annuity Commencement Date.

Amount

         The Initial Purchase Payment is shown on the Contract Specifications Page. Subsequent Payments may vary. Each Purchase Payment must be at least $25. The Company will not accept Purchase Payment which, on an annualized basis, are less than $300 for the first Contract Year. In addition, the prior approval of the Company is required before the Company will accept a Purchase Payment which would cause the value of the Accumulation Account to exceed $1,000,000; if the value of an Accumulation Account exceeds $1,000,000, no additional Purchase Payments will be accepted without the prior approval of the Company.

Contract Continuation

         The Contract shall automatically be continued in full force during the lifetime of the Annuitant until the Annuity Commencement Date or until it is surrendered. The Contract will not be in default, even if no additional Purchase Payments are made.

Net Purchase Payments and Their Allocation

         The Net Purchase Payment is that portion of a Purchase Payment which remains after deduction of any applicable premium or similar tax. Each Net Purchase Payment will be allocated, upon receipt by the Company at its Annuity Service Mailing Address, either to the Variable Account(s) or to the Fixed Account or to both the Variable Account(s) and the Fixed Account in accordance with the allocation factors specified in the Application or as subsequently changed.

         The allocation factors for Net Purchase Payments between the Fixed Account and the Variable Account(s) may be changed by the Owner at any time by giving written notice of the change to the Company at its Annuity Service Mailing Address. Any change will take effect with the first Purchase Payment received with or after the receipt of the notice of the change b# the Company and will continue in effect until subsequently changed.

                   CONTRACT VALUES DURING ACCUMULATION PERIOD

Accumulation Account

         The Company will establish an Accumulation Account for the Contract and will maintain the Accumulation Account during the Accumulation Period. The Accumulation Account Value for any Valuation Period is equal to the Variable Accumulation Value, if any, plus the Fixed Accumulation Value, if any, for that Valuation Period.

Crediting Variable Accumulation Units

         Upon receipt of a Purchase Payment by the Company at its Annuity Service Mailing Address, all or that portion, if any, of the Net Purchase Payment to be allocated to any Variable Account(s) will be credited to the Accumulation Account in the form of Variable Accumulation Units. The number of particular Variable Accumulation Units to be credited is determined by dividing the dollar amount allocated to the particular Variable Account by the Variable Accumulation Unit Value for the particular Variable Account for the Valuation Period during which the Purchase Payment is received by the Company at its Annuity Service Mailing Address.

Variable Accumulation Unit Value

         The Variable Accumulation Unit Value for each Variable Account was established at $10.00 for the first Valuation Period of the particular Variable Account. The Variable Accumulation Unit Value for the particular Variable Account for any subsequent Valuation Period is determined by methodology which is the mathematical equivalent of multiplying the Variable Accumulation Unit Value for the Particular Variable Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Variable Account for such subsequent Valuation Period. The Variable Accumulation Unit Value for each Variable Account for any Valuation Period is the value determined as of the end of the particular Valuation Period and may increase, decrease or remain constant from Valuation Period to Valuation Period.

Variable Accumulation Value

         The Variable Accumulation Value of the Contract, if any, for any Valuation Period is equal to the sum of the value of all Variable Accumulation Units credited to the Accumulation Account for such Valuation Period.

Net Investment Factor

         The Net Investment Factor is an index applied to measure the investment performance of a Variable Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one; therefore, the value of a Variable Accumulation Unit may increase, decrease or remain the same.

         The Net Investment Factor for any Variable Account for any Valuation Period is determined by adding (a) and (b), subtracting the sum of (c) and (d), and dividing the result of the subtraction by (a). For the purposes of this calculation:

         (a) is the value of the Variable Account's net assets attributable to the Contracts at the end of the preceding Valuation Period;

         (b) is the investment income and capital gains, realized or unrealized, that are credited to such assets of the Variable Account during the Valuation Period for which the net investment factor is being calculated;

         (c) is the capital losses, realized or unrealized, charged against such assets of the Variable Account in the Valuation Period plus any amount charged against the Variable Account or set aside as a reserve to maintain or operate the Account for the Valuation Period;

         (d) is the expenses of the Variable Account attributable to the Contracts incurred during the Valuation Period including the mortality and expense risk charge, the distribution expense risk charge and the investment management fee (which together constitute the asset charge described below) and the other expenses of the Variable Account, subject to any applicable expense limitation.

         The asset charge factor for a particular Variable Account for any Valuation Period is equal to the daily asset charge factor for that Variable Account multiplied by the number of twenty-four (24) hour periods in the Valuation Period; the asset charge for that Variable Account in that Valuation Period will be equal to the product of its asset charge factor and its assets at the end of the Valuation Period. The daily asset charge factors will be determined by the Company annually, but in no event may they exceed the maximum daily asset charge factors specified on the Contract Specifications Page. The asset charge is made for investment management and annuity rate guarantees and expenses and expense risks assumed by the Company under the Contract.

Crediting Fixed Accumulation Units

         Upon receipt of a Purchase Payment by the Company at its Annuity Service Mailing Address. all or that portion, if any, of the Net Purchase Payment which is allocated to the Fixed Account will be credited to the Accumulation Account in the form of Fixed Accumulation Units The number of Fixed Accumulation Units to be credited is determined by dividing the dollar amount allocated to the Fixed Account by the Fixed Accumulation Unit Value for the Contract for the Valuation Period during which the Purchase Payment is received by the Company at its Annuity Service Mailing Address.

Fixed Accumulation Unit Value

         A Fixed Accumulation Unit Value is established at $10.00 for the first Valuation Period or the calendar month in which the Issue Date occurs, and will increase for each successive Valuation Period is accrued All contracts whose Issue Dates occur in the same calendar month and which are issued at a particular rate of interest, as specified in advance by the Company from time to rime, will use the same series of Fixed Accumulation Unit Values throughout their first Contract Year

         At the first Contract Anniversary, the Fixed Accumulation Units credited to the Accumulation Account will be exchanged for a second type of Fixed Accumulation Unit with an equal aggregate value. The value of this second type of Fixed Accumulation Unit will increase for each Valuation Period during each Contract Year as interest is accrued at a rate which shall have been determined by the Company prior to the first day of each contract Year.

         The rate at which interest accrues to the Fixed Accumulation Value of the Contract will be determined by the Company, at its discretion, before the beginning of each Contract Year; however, this rate will not be less than 4% per annum compounded annually. Once set, the rate applicable to the Contract may not be changed by the Company for the balance of the Contract Year. Additional Payments made during the Contract Year will be credited with interest for the balance of the Contract Year at the rate applicable at the beginning of that Contract Year. The Fixed Accumulation Unit Value for the Contract for any Valuation Period is the value determined as of the end of such Valuation Period.

         If on any Contract Anniversary the rate at which the Company credits interest to amounts allocated to the Fixed Account under the Contract is less than 80% of the average discount rate on 52-week United States Treasury Bills for the most recent auction prior to the Contract Anniversary on which the declared interest rate becomes applicable, then during the forty-five (45) day period after the Contract Anniversary the Owner may elect to receive the value of the Contract's Accumulation Account without assessment of a withdrawal charge by filing a written request with the Company at its Annuity Service Mailing Address.

Fixed Accumulation Value

         The Fixed Accumulation Value of the Contract, if any, for any Valuation Period is equal to the value of the Fixed Accumulation Units credited to the Accumulation Account for such Valuation Period.

Conversion of Accumulation Units

         During the Accumulation Period the Owner may, upon written request received by the Company at its Annuity Service Mailing Address, convert the value of a designated number of Fixed Accumulation Units then credited to the Accumulation Account into Variable Accumulation Units of particular Variable Accounts having an equal aggregate value, or convert the value of a designated number of Variable Accumulation Units then credited to the Accumulation Account into other Variable Accumulation Units and/or Fixed Accumulation Units having an equal aggregate value. These conversions shall, however, be subject to the following conditions: (1) conversions involving Fixed Accumulation Units may be made only during the forty-five (45) day period before and the forty-five (45) day period after each Contract Anniversary: (2) not more than twelve (12) conversions may be made in any Contract Year; and (3) the value of Accumulation Units converted may not be less than $1,000 unless all of the Fixed Accumulation Units or all of the Variable Accumulation Units of a particular Variable Account credited to the Accumulation Account are being converted. Any conversion shall be made using the Accumulation Unit Values for the Valuation Period during which the request for conversion is received by the Company at its Annuity Service Mailing Address

Contract Maintenance Charge

         Prior to the Annuity Commencement Date, at the end of each Contract Year, the Company will deduct from the value of the Accumulation Account a contract maintenance charge of $30 to reimburse it for administrative expenses relating to the Contract, the Fixed Account and the Variable Accounts. The Account in which the owner has Accumulation Units on the Contract Anniversary. If the Contract is surrendered for the full value of the Accumulation Account on other than the Contract Anniversary, the contract maintenance charge will be deducted in full at the time of such surrender.

                  CASH WITHDRAWALS AND WITHDRAWAL CHARGES

Cash Withdrawals

         At any time before the Annuity Commencement Date and during the lifetime of the Annuitant, the Owner may elect to receive a cash withdrawal payment from the Company by filing with the Company a written election in such form as the Company may require. Any such election shall specify the amount of the cash withdrawal payment and will be effective on the date that it is received by the Company at its Annuity Service Mailing Address. For withdrawals in excess of $5,000, the signature(s) of the Owner(s) must be guaranteed by a member firm of the New York, American, Boston, Midwest, Philadelphia, or Pacific Stock Exchange, or by a commercial bank (not a savings bank), which is a member of the Federal Deposit Insurance Corporation or, in certain cases, by a member firm of the National Association of Securities Dealers, Inc. which has entered into an appropriate agreement with the Company. In some cases (for example, requests by a corporation, partnership, agent, fiduciary, or surviving joint owner), the Company will require additional documentation of a customary nature.

         The amount of the cash withdrawal payment may be equal to the total value of the Accumulation Account at the end of the Valuation Period during which the election becomes effective less the contract maintenance charge and any withdrawal charge which applies (a "full surrender"), or it may be for a lesser amount (a "partial withdrawal"). If a partial withdrawal is requested which would leave an Accumulation Account value of less than the contract maintenance charge, then such partial withdrawal will be treated as a full surrender.

         The cash withdrawal payment will result in the cancellation of Accumulation Units with an aggregate value equal to the dollar amount of the cash withdrawal payment plus, if applicable, the contract maintenance charge and any withdrawal charge. Unless instructed to the contrary, the Company will cancel Fixed Accumulation Units and Variable Accumulation Units in the same proportion that the total value of Fixed Accumulation Units and Variable Accumulation Units then credited to the Accumulation Account bear to the value of the Accumulation

Account at the end of the Valuation Period during which the election becomes effective. Any cash withdrawal payment will be paid within seven (7) days from the date the election becomes effective, except as the Company may be permitted to defer such payment in accordance with the Investment Company Act of 1940.

Withdrawal Charges

         If a cash withdrawal payment is made, a withdrawal charge may be assessed by the Company. The amount of any withdrawal charge is determined as follows:

                  Old Payments, new Payments and accumulated value: With respect to a particular Contract Year, "new Payments" are those Payments made in that Contract Year or in the six immediately preceding Contract Years; "old Payments" are those Payments not defined as new Payments: and" accumulated value" is the value of the Accumulation Account less the sum of old and new Payments.

                  Order of liquidation: For purposes of a full surrender or partial withdrawal, the oldest previously unliquidated Payment will be deemed to have been liquidated first, then the next oldest, and so forth. Once all old and new Payments have been withdrawn, additional amounts withdrawn will be attributed to accumulated value.

                  Maximum withdrawal amount without a withdrawal charge: The maximum amount that can be withdrawn without a withdrawal charge in a Contract Year is equal to the sum of: (a) any old Payments not already liquidated; and (b) 10% of any new Payments, irrespective of whether these new Payments have been liquidated. Amount subject to withdrawal charge: On a particular partial withdrawal or full surrender, the amount subject to a withdrawal charge will be the excess, if any, of
         (a) amounts liquidated from old and new Payments (as specified in the `order of liquidation" section above) over (b) the remaining maximum withdrawal amount without a withdrawal charge at the time of the partial withdrawal or surrender

         Withdrawal charge percentage: The withdrawal charge percentage varies according to the number complete Contract Years between the Contract Year in which a Purchase Payment was credited to the Accumulation Account and the Contract Year in which it is withdrawn.

         Amount of withdrawal charge: The amount of the withdrawal charge is determined by multiplying the amount subject to the withdrawal charge by the withdrawal charge percentage(s) according to the following table.

                                                         Withdrawal Charge
     Number of Complete Contract Years                       Percentage
     ---------------------------------                       ----------
                   0                                              6%
                   1                                              6
                   2                                              5
                   3                                              5
                   4                                              4
                   5                                              4
                   6                                              3
                   7 or more                                      0

                                   DEATH BENEFIT

Death Benefit Provided by the Contract

         If the Annuitant dies while this Contract is in effect and before the Annuity Commencement Date, the Company, upon receipt of due proof of death of the Annuitant, will pay a death benefit to the

Beneficiary in accordance with this "Death Benefit" provision. If there is no designated Beneficiary living on the date of death of the Annuitant, the Company will pay the death benefit upon receipt of due proof of the death of both the Annuitant and the designated Beneficiary in one sum to the Owner, or, if the Annuitant was the Owner, to the estate of the Owner/Annuitant. If the death of the Annuitant occurs on or after the Annuity Commencement Date, no death benefit will be payable under the Contract except as may be provided under the form of annuity elected.

         Election and Effective Date of Election During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Owner may elect to have the value of the Accumulation Account applied under one or more of the Annuity Options in accordance with the Settlement Provisions to effect a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee after the death of the Annuitant. This election may be made or subsequently revoked by filing with the Company a written election or revocation of an election in such form as the Company may require. Any written election or revocation of an election of a method of settlement of the death benefit by the Owner will become effective on the date it is received by the Company at its Annuity Service Mailing Address. If no election of a method of settlement of the death benefit by the Owner is in effect on the date of death of the Annuitant, the Beneficiary may elect (a) to receive the death benefit in the form of a cash payment in which event the Accumulation Account will be cancelled, or (b) to have the value of the Accumulation Account applied under one or more of the Annuity Options in accordance with the Settlement Provisions to effect, on the Annuity Commencement Date determined in the section "Payment of Death Benefit" below, a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee. This election may be made by filing with the Company a written election in such form as the Company may require. Any written election of a method of settlement of the death benefit by the Beneficiary will become effective on the later of: (a) the date the election is received by the Company at its Annuity Service Mailing Address; or (b) the date due proof of the death of the Annuitant and any required release or consent from any inheritance taxing authority is received by the Company at its Annuity Service Mailing Address. If a written election by the Beneficiary is not received by the Company within sixty (60) days following the date due proof of the death of the Annuitant and any required release or consent from any inheritance taxing authority is received by the Company at its Annuity Service Mailing Address, the Beneficiary shall be deemed to have elected a cash payment as of the last day of the sixty
(60) day period.

Payment of Death Benefit

         If the death benefit is to be paid in cash to the Beneficiary, payment will be made within seven (7) days of the date the election becomes effective or is deemed to become effective, except as the Company may be permitted to defer such payment in accordance with the Investment Company Act of 1940. If the death benefit is to be paid in one sum to the Owner, or, if the Annuitant was the Owner, to the estate of the deceased Owner/Annuitant, payment will be made within seven (7) days of the date due proof of the death of the Annuitant, the Owner, and/or the designated Beneficiary, as applicable, is received by the Company at its Annuity Service Mailing Address. If settlement under one or more of the Annuity Options is elected by the Owner, the Annuity Commencement Date will be the first day of the second calendar month following the date due proof of the death of the Annuitant and the Beneficiary, if any, is received by the Company at its Annuity Service Mailing Address. If settlement under one or more of the Annuity Options is elected by the Beneficiary, the Annuity Commencement Date will be the first day of the second calendar month following the effective date of the election. The Owner or Beneficiary, as applicable, may elect an Annuity Commencement Date later than that specified above provided that such date is (a) the first day of a calendar month and (b) not later than the first day of the first month following the 85th birthday of the Owner or the Beneficiary as the case may be. If a later Annuity Commencement Date has been elected and the Owner or Beneficiary dies before this later Annuity Commencement Date, the Contract's accumulated value will be paid in cash to the estate or beneficiary, as appropriate, of the individual making the election.

Amount of Death Benefit

         The death benefit is equal to the greatest of (a) the Contract's Accumulation Account value; (b) the sum of all Purchase Payments made under the Contract less the sum of all cash withdrawal payments; or (c) the Contract's Accumulation Account value on the Seven Year Anniversary immediately preceding the date of death of the Annuitant, adjusted for any subsequent Purchase
Payments, cash withdrawal payments and charges made between the immediately preceding Seven Year Anniversary and the date of death. If (b) or (c) is operative, the Accumulation Account value will be increased by the excess of (b) or (c), as applicable, over (a) and the amount of the increase will be allocated to the Fixed Account and the Variable Accounts based on the respective values of the Fixed Account and the Variable Accounts on the date the amount of the death benefit is determined.

         The Accumulation Unit Values used in determining the amount of the death benefit under (a) above will be those for the Valuation Period during which due proof of the death of the Annuitant is received by the Company at its Annuity Service Mailing Address if settlement is elected by the Owner under one or more of the Annuity Options or, if no election by the Owner is in effect, either the values for the Valuation Period during which an election by the Beneficiary either becomes effective or is deemed effective, or the values for the Valuation Period during which due proof of the death of both the Annuitant and the designated Beneficiary is received by the Company at its Annuity Service Mailing Address if the amount of the death benefit is to be paid n one sum to the deceased Owner/Annuitant's estate.

                            SETTLEMENT PROVISIONS

General

         On the Annuity Commencement Date, the adjusted value of the Accumulation Account as determined in accordance with the "Determination of Amount" provision will be applied, as specified by the Owner, under one or more of the Annuity Options provided in the Contract or under such other settlement options as may be agreed to by the Company.

         After the Annuity Commencement Date, no change of Annuity Option is permitted and no payments may be requested under the Cash Withdrawals and Withdrawal Charges provisions of the Contract. Exchange. of Variable Annuity Units are permitted.

Election and Effective Date of Election

         During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Owner may elect to have the adjusted value of the Accumulation Account applied on the Annuity Commencement Date under one or more of the Annuity Options provided in the Contract; if more than one person is named as Annuitant, due to the Owner's designation of a "Co-Annuitant", the Owner may elect to name one of such persons to be the sole Annuitant as of the Annuity Commencement Date. The Owner may also change any election but any election or change of election must be effective at least thirty (30) days prior to the Annuity Commencement Date. This election or change of election may be made by filing with the Company a written election or change of election in such form as the Company may require. Any such election or change of election will become effective on the date it is received by the Company at its Annuity Service Mailing Address. If no such election is in effect on the 30th day prior to the Annuity Commencement Date, the adjusted value of the Accumulation Account will be applied under Annuity Option B, for a Life Annuity with 120 monthly payments certain. If there is no election of a sole Annuitant in effect on the 30th day prior to the Annuity Commencement Date, the person who the Owner has designated as Co-Annuitant will be the Payee under the applicable Annuity Option.

         Any such election may specify the proportion of the adjusted value of the Accumulation Account to be applied to the Fixed Account and the Variable Accounts. In the event the election does not so, specify, then the portion of the adjusted value of the Accumulation Account to be applied to the Fixed

Account and the Variable Accounts will be determined on a pro rata basis from the composition of the Accumulation Account on the Annuity Commencement Date.

         The Annuity Options in the Contract may also be elected by the Owner or the Beneficiary as provided in the section of the Contract entitled "Death Benefit".

Determination of Amount

         The adjusted value of the Accumulation Account of the Contract to be applied to provide a Variable Annuity or a Fixed Annuity or a combination of both, shall be equal to the value of the Accumulation Account for the Valuation Period which ends immediately preceding the Annuity Commencement Date, minus the sum of any applicable premium or similar tax and a proportionate amount of the contract maintenance charge to reflect the time elapsed between the last Contract Anniversary and the day before the Annuity Commencement Date.

Effect of Annuity Commencement Date on Accumulation Account

         On the Annuity Commencement Date the Accumulation Account of this Contract will be cancelled.

Annuity Commencement Date

         The Annuity Commencement Date is set forth on the Contract Specifications Page. This date may be changed from time to time by the Owner provided that each change is effective at least thirty (30) days prior to the then current Annuity Commencement Date and the new Annuity Commencement Date is a date which is: (1) at least thirty (30) days after the effective date of the change: (2) the first day of a month, and (3) not later than the first day of the first month following the Annuitant's 85th birthday Any change of the Annuity Commencement Date may be made by filing with the Company a written designation of a new Annuity Commencement Date in such form as the Company may require. Any such change will become effective on the date the designation is received by the Company at its Annuity Service Mailing Address.

         The Annuity Commencement Date may also be changed by an election of a settlement option as provided in the section of the Contract entitled "Death Benefit".

Fixed Annuity Payments

         The dollar amount of each fixed annuity payment shall be determined in accordance with the Annuity Payment Rates found in the Contract which are based on the minimum guaranteed interest rate of 4% per year or, if more favorable to the Payee(s), in accordance with the Single Premium Immediate Settlement Rates published by the Company and in use on the Annuity Commencement Date.

Variable Annuity Payments

         The dollar amount of the first variable annuity payment shall be determined in accordance with the Annuity Payment Rates found in the Contract, which are based on an assumed interest rate of 4% per year.

         All variable annuity payments other than the first are determined by means of Annuity Units credited to the Contract. The number of Annuity Units to be credited in respect of a particular Variable Account is determined by dividing that portion of the first variable annuity payment attributable to that Variable Account by the Annuity Unit Value of that Variable Account for the Valuation Period which ends immediately preceding the Annuity Commencement Date. The number of Annuity Units of each particular Variable Account credited to the Contract then remains fixed unless an exchange of Annuity Units is made pursuant to the "Exchange of Annuity Units" section. The dollar amount of each variable annuity payment after the first may increase, decrease or remain constant, and is equal to the sum of the amounts determined by multiplying the number of Annuity Units of a particular Variable Account credited to the Contract by the Annuity Unit Value for the particular Variable Account for the Valuation Period which ends immediately preceding the due date of each subsequent payment.

Annuity Unit Value

         The Annuity Unit Value for each Variable Account was established at $10.00 for the first Valuation Period of the particular Variable Account. The Annuity Unit Value for any subsequent Valuation Period is determined by multiplying the Annuity Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the current Valuation Period and then multiplying that product by a factor to neutralize the assumed interest rate of 4% per year used to establish the Annuity Payment Rates found in this Contract. The factor is 0.99989255 for a one day Valuation Period.

Exchange of Variable Annuity Units

         After the Annuity Commencement Date the Payee may, by filing a written request with the Company at its Annuity Service Mailing Address exchange the value of a designated number of Annuity Units of particular Variable Accounts then credited to the Contract into other Annuity Units the value of which would be such that the dollar amount of an annuity payment made on the date of the exchange would be unaffected by the exchange. No more than twelve (12) exchanges may be made in any Contract Year.

         Exchanges may be made only between the Variable Accounts. Exchanges shall be made using the Annuity Unit Values for the Valuation Period during which the request for exchange is received by the Company at its Annuity Service Mailing Address.

Contract Maintenance Charge

         After the Annuity Commencement, a contract maintenance charge amounting to $30 on an annual basis will be deducted pro rata from each annuity payment made during the year to reimburse the Company for administrative expenses relating to the Contract, the Fixed Account and the Variable Accounts.

Description of Annuity Options

         Annuity Options A, B and C are available on either a fixed annuity or a variable annuity basis Annuity Options D and F are available on a fixed annuity basis only.

         Annuity Option A. Life Annuity: Monthly payments during the lifetime of the Payee.

         Annuity Option B. Life Annuity with 60, 120, 180 or240 Monthly Payments
Certain: Monthly payments during the lifetime of the Payee and in any event for sixty (60), one hundred twenty (120), one hundred eighty (180) or two hundred forty (240) months certain as elected.

         Annuity Option C. Joint and Survivor Annuity: Monthly payments payable during the joint lifetime of the Payee and a designated second person and during the lifetime of the survivor. During the lifetime of the survivor variable monthly payments, if any, will be determined using the percentage chosen at the time of the election of this option of the number of each type of Annuity Unit credited to the Contract and each fixed monthly payment, if any, will be equal to the same percentage of the fixed monthly payment payable during the joint lifetime of the Payee and the designated second person.

         Annuity  Option D. Fixed  Payments for a Specified  Period  Certain:
Fixed monthly payments for an specified period of time (at least five (5) years but not exceeding thirty (30) years), as elected.

         Annuity Option E. Fixed Payments: The amount applied to provide fixed payments in accordance with this Annuity Option will be held by the Company at interest. Fixed payments will be made in such amounts and at such times (at least #ver a period of five (5) years) as may be agreed upon with the Company and will continue until the amount held by the Company with interest is exhausted. The final payment will be for the balance remaining and may be less than the amount of each preceding payment. Interest will be credited yearly on the amount remaining unpaid at a rate which shall be determined by the Company from time to time but which shall not be less than 4% per year compounded annually. The rate so determined may be changed at any time and as often as may be determined by the Company, provided, however, that the rate may not be reduced more frequently than once during each calendar year.

Amounts Payable on Death of Payee

         In the event of the death of the Annuitant on or after the Annuity Commencement Date, the Company will pay the Beneficiary any remaining payments under any Annuity Option then in effect as they become due. If there is no designated Beneficiary then living, the Company will pay the amount specified in the Schedule below for any Annuity Option when in effect in one sum to the deceased Annuitant's estate. Any Beneficiary who becomes entitled to any remaining payments under any Annuity Option may elect to receive the amount specified in the Schedule below for such Option in one sum. In the event of the death of a Beneficiary who has become entitled to receive any remaining payments under any Annuity Option, the Company will pay the amount specified for such Option in the Schedule below in one sum to the deceased Beneficiary's estate. All payments made in one sum by the Company as provided in this paragraph are made in lieu of paying any remaining payments under any Annuity Option then in effect.

Option                             Amount

  B The discounted value of the remaining payments, if any, for the certain period.
  D     The  discounted  value of the  remaining payments, if any for the certain period.
  E     The unpaid balance of the proceeds and interest.

         In the case of Option B the discounted value will be based for payments being made on a variable basis, on interest compounded annually at the assumed interest rate and on the assumptions that the particular Annuity Unit Values applicable to the remaining payments will be the particular Annuity Unit Values for the Valuation Period which ends on the day before the date of the determination and that this value will remain unchanged thereafter.

         In the case of Options B and D for payments being made on a fixed basis, the discounted value will be based on the interest rate initially used by the Company to determine the amount of each payment.

Annuity Payment Rates

         The Annuity Payment Rates below show, for each $1000 applied, the dollar amount of both (a) the first monthly variable annuity payment based on the assumed interest rate of 4% and (b) the monthly fixed annuity payment, when this payment is based on the minimum guaranteed interest rate of 4% per year.

         The mortality table used in determining the Annuity Payment Rates for Options A, B and C is the 1983 Individual Annuitant Mortality Table A. In using this mortality table, ages of Annuitants will be reduced by one year for Annuity Commencement Dates occurring during the 1990's, reduced two years for Annuity Commencement Dates occurring during the decade 2000-2009, and so on.

         The Annuity Payment Rates in the tables shown below reflect rates of mortality appropriate for Annuity Commencement Dates occurring during the 1980's. Thus, for Annuity Commencement Dates occurring during the 1980's the term "Adjusted Age", as used in the tables below, means actual age. "Adjusted Age" shall mean actual age less one year for Annuity Commencement Dates occurring during the 1990's, actual age less two years for Annuity Commencement Dates occurring in the decade 2000-2009, and so on.

         Adjusted ages will be determined based on the actual age(s) of Annuitant(s), in completed years and months, as of the Annuity Commencement Date. The tables below show Annuity Payment Rates for exact Adjusted Ages; rates for Adjusted Ages expressed in completed years and months will be based on straight line interpolation between the appropriate Annuity Payment Rates.

         The dollar mount of annuity payment for any Adjusted Age or combination of Adjusted Ages not shown below or for any other form of Annuity Option agreed to by the Company will be quoted by the Company on request.

                   AMMOUNT OF FIRST MONTHLY ANNUITY PAYMENT PER $1,000
                    SINGLE LIFE ANNUITY
             OPTION A                              OPTION B
           LIFE ANNUITY              LIFE ANNUITY WITH PAYMENTS CERTAIN
                       60 Payments  120 Payments  180 Payments  240 Payments
Adjusted
  Age   Male  Female  Male  Female  Male   Female   Male Female   Male   Female
  20    3.69   3.60   3.69   3.60   3.69    3.59    3.68  3.59    3.68    3.59
  25    3.79   3.67   3.79   3.67   3.78    3.67    3.78  3.67    3.77    3.66
  30    3.91   3.77   3.91   3.76   3.90    3.76    3.90  3.76    3.88    3.75
  35    4.06   3.89   4.06   3.88   4.06    3.88    4.04  3.88    4.02    3.87
  40    4.27   4.04   4.26   4.04   4.25    4.03    4.23  4.02    4.20    4.01
  45    4.53   4.24   4.52   4.23   4.50    4.23    4.46  4.21    4.40    4.18
  50    4.86   4.50   4.85   4.49   4.81    4.47    4.74  4.45    4.65    4.40
  55    5.29   4.84   5.26   4.83   5.20    4.80    5.09  4.74    4.94    4.67
  60    5.86   5.29   5.82   5.27   5.70    5.22    5.51  5.12    5.24    4.98
  65    6.68   5.92   6.60   5.89   6.35    5.77    5.98  5.58    5.54    5.32
  70    7.82   6.81   7.64   6.74   7.14    6.50    6.47  6.12    5.77    5.63
  75    9.41   8.14   9.00   7.95   8.00    7.40    6.87  6.64    5.91    5.85
  80   11.68  10.12  10.72   9.61   8.81    8.38    7.14  7.03    5.98    5.96
  85   14.79  13.08  12.64  11.72   9.43    9.21    7.28  7.24    6.00    6.00

                                     OPTION C
                           JOINT AND SURVIVOR ANNUITY*
Adjusted Age                       Adjusted Age of Female
  of Male        ________________________________________________________
                  55          60          65            70           75
    55           4.76        4.96        5.19          5.46         5.75
    60           4.94        5.18        5.46          5.77         6.13
    65           5.15        5.43        5.76          6.15         6.59
    70           5.38        5.70        6.09          6.57         7.14
    75           5.62        5.98        6.45          7.02         7.73

                                 OPTION 0
               FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN
   Years        Amount        Years     Amount          Years       Amount
     5           18.32          14       7.72             23         5.49
     6           15.56          15       7.34             24         5.35
     7           13.59          16       7.00             25         5.22
     8           12.12          17       6.71             26         5.10
     9           10.97          18       6.44             27         5.00
    10           10.06          19       6.21             28         4.90
    11            9.31          20       6.00             29         4.80
    12            8.69          21       5.81             30         4.72
    13            817           22        5.64
    Table Based on Assumed Election if Joint and Two Thirds Survivor Annuity

                            OWNERSHIP PROVISIONS

Owner

         The Contract shall belong to the Owner. All Contract rights and privileges may be exercised by the Owner, without the consent of the Beneficiary (other than an irrevocably designated beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the Annuity Commencement Date except as otherwise provided in the Contract. The Annuitant becomes the Owner on and after the Annuity Commencement Date. The Beneficiary becomes the Owner on the death of the Annuitant.

Change of Ownership

         Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 the Internal Revenue Code; (3) the employer of the Annuitant provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal Revenue Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Internal Revenue Code for the benefit of the Owner; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company. The Owner of a Non- Qualified Contract may change the ownership of the Contract during the lifetime of the Annuitant and prior to the Annuity Commencement Date. A change of ownership will not be binding upon the Company until written notification is received by the Company at its Annuity Service Mailing Address. When such notification is so received, the change will be effective as of the date on which the request for change was signed by the Owner, but the change will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change. The Company may require that the signature of the Owner be guaranteed by a member firm of the New York, American, Boston, Midwest, Philadelphia or Pacific Stock Exchange, or by a commercial bank (not a savings bank) which is a member of the Federal Deposit Insurance Corporation or, in certain cases, by a member firm of the National Association of Securities Dealers, Inc. which has entered into an appropriate agreement with the Company.

Death of Owner

         If the Owner of a Non-Qualified Contract dies before the Annuity Commencement Date, the entire value of the Contract's Accumulation Account must be either (1) distributed within five (5) years after the date of death of the Owner, or (2) distributed over some period not greater than the life or expected life of the "designated beneficiary" as defined below, with annuity payments beginning within one (1) year after the date of death of the Owner. The person named as "Successor Owner" shall be considered the "designated beneficiary" for the purposes of Section 72(s) of the Internal Revenue Code and if no person then living has been so named, then the Annuitant shall automatically be the "designated beneficiary" for this purpose. In all cases, any such successor Owner shall not be entitled to exercise any rights prohibited by applicable federal income tax law. These distribution requirements will not apply where the Beneficiary is the spouse of the Owner; rather, in such a case the Contract may be continued in the name of the spouse as Owner. If the Owner/Annuitant dies after the Annuity Commencement Date and before the entire accumulation under the Contract has been distributed, the remaining portion of such accumulation, if any, must be distributed at least as rapidly as the method of distribution then in effect.

         Any distributions upon the death of the Owner of a Qualified Contract will be subject to the laws and regulations governing the particular retirement or deferred compensation plan in connection with which the Qualified Contract was issued.

Voting Rights

         Owners of and Payees under Contracts participating in the investment experience of each Variable Account have the right to vote at meetings of Owners/Payees of the particular Variable Account. All votes must be cast according to the Rules and Regulations of the particular Variable Account and may be cast in person or by proxy.

         Prior to the Annuity Commencement Date the Owner may cast one vote for each Variable Accumulation Unit in the particular Variable Account credited to the Accumulation Account on the record date. On or after the Annuity Commencement Date, the number of votes that a Payee may cast is determined by dividing the reserve held in the particular Variable Account for the Contract by the Variable Accumulation Unit Value of the particular Variable Account on the record date.

Periodic Reports

         The Company will send the Owner, or such other person having voting rights, at least once during each Contract Year, a statement showing the number, type and value of the Accumulation Units or Annuity Units credited to the Con tract, which statement shall be accurate as of a date not more than two (2) months previous to the date of mailing. In addition, every person having voting rights will receive such reports or prospectuses concerning the Variable Accounts as may be required by the Investment Company Act of 1940 and the Securities Act of 1933. The Company will also send such statements reflecting transactions in the Accumulation Account as may be required by applicable laws, rules and regulations.

                             BENEFICIARY PROVISION

Designation and Change of Beneficiary

         The Beneficiary designation contained in the Application will remain in effect until changed. The interest of any Beneficiary is subject to the Beneficiary surviving the Annuitant.

         Subject to the rights of an irrevocably designated Beneficiary, the Owner may change or revoke the designation of a Beneficiary at any time while the Annuitant is living by filing with the Company a written beneficiary designation or revocation in such form as the Company may require. The change or revocation will not be binding upon the Company until it is received at the Annuity Service Mailing Address. When it is so received the change or revocation will be effective as of the date on which the Beneficiary designation or revocation was signed but the change or revocation will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change or revocation.

                                 GENERAL PROVISIONS

Age and Sex Misstatement

         If any date of birth or sex, or both, has been misstated the amounts payable pursuant to the Contract will be the amounts which would have been provided using the correct age or sex, or both. Any deficiency in the payments already made by the Company shall be paid immediately and any excess in the payments already made by the Company shall be charged against the benefits failing due after adjustment.

Contract

         The Contract is issued in consideration of the Application and payment of the first Purchase Payment. The Contract and the Application, a copy of which is attached, constitute the entire Contract. All statements made in the Application will be deemed representations and not warranties, and no statement will void the Contract or h# used in defense to a claim under the Contract unless it is contained n the Application and a copy of the Application is attached at issue. Only the President, a Vice President, the Actuary or the Secretary of the Company has authority to agree on behalf of the Company to any alteration of the Contract or to any waiver of the rights or requirements of the Company.

Currency

         All amounts due under the Contract are payable in United States Dollars, lawful money of the United States of America.

Determination of Values

         The method of determination by the Company of the Net Investment Factor and the number and value of Accumulation Units and Annuity Units shall be conclusive upon the Owner, any Payee and any Beneficiary.

Guarantees

         Subject to the Net Investment Factor provision, the Company guarantees that the dollar amount of Variable Annuity payments made during the lifetime of the Payee(s) will not be adversely affected by the actual mortality experience of the Company or by the actual expenses incurred by the Company in excess of the expense deductions provided for in this and other Contracts providing benefits which vary in accordance with the investment performance of the Variable Accounts.

Incontestability

This Contract is incontestable.

Modification

         Upon notice to the Owner or the Payee(s) the Contract may be modified by the Company, but only if such modification (i) is necessary to make the Contract comply with any law or regulation issued by a governmental agency to which the Company is subject or (ii) is necessary to assure continued qualification of the Contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or annuity contracts or (iii) is necessary to reflect a change in the operation of the Variable Accounts or (iv) provides additional Variable Account and/or fixed accumulation options. In the event of any such modification, the Company may make appropriate endorsement in this Contract to reflect such modification.

Nonparticipating

         The Contract is nonparticipating and will not share in any surplus earnings of the Company.

Payments by the Company

         All sums payable by the Company pursuant to the Contract are payable only at its Executive Office or such other place as may be designated by the Company. The Company may require surrender of the Contract upon final payment of all sums payable by the Company pursuant to the Contract.

Proof of Age

         The Company shall have the right to require evidence of the age of any Payee under Annuity Options A, B and C prior to the Annuity Commencement Date.

Proof of Survival

         The Company shall have the right to require evidence of the survival of any Payee under Annuity Options A, B and C at the time any payment payable to such Payee is due.

Splitting Units

         The Company reserves the right to split or combine the value of the Variable Accumulation Units, the Fixed Accumulation Units, the Annuity Units or any of them. In effecting any such change of unit values, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this Contract.

                              QUALIFIED PLAN PROVISIONS

         The provisions of this Contract are subject to, and may be limited by, the terms of any qualified retirement plan under which a Qualified Contract is issued.

         This Contract is not transferable and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any purpose to any person other than to the Company, to the Annuitant, or to the Trustee or other person exercising ownership rights solely by reason of the terms of the qualified retirement plan under which this Contract is issued.

         (1) Special Provisions applicable to Individual Retirement Annuities, SEP-IRAs, Terminal Funding Annuities and IRC Section 403(b) Tax-Sheltered Annuities.

         The following provisions shall apply and shall take precedence over contrary Contract provisions if the Application for this Contract indicates it is a Qualified Contract to be issued: (a) as an Individual Retirement Annuity under Section 408(b) or Section 408(d)(3) of the Internal Revenue Code; (b) as a Simplified Employee Pension Individual Retirement Annuity under Section 408(k) of the Internal Revenue Code: (c) as a "Terminal Funding" Annuity; or (d) as a Tax Sheltered Annuity under Section 403(b) of the Internal Revenue Code:

         (a) The Owner and Annuitant of the Contract shall be the participant in the applicable retirement plan.

         (b) The Annuitant's entire interest in the Contract is nonforfeitable.

         (c) The Contract is amended as follows:

                  (i) Any payments under Annuity Option A, if applicable, shall be measured only by the life of the Annuitant.

                  (ii) Any payments under Annuity Options B or 0, if applicable, shall be made only to the Annuitant and Beneficiary of the Annuitant and the guaranteed period of payment shall not exceed the life expectancy of the Annuitant and Beneficiary (calculated in accordance with applicable Treasury department regulations) at the time the first payment is due.

                  (iii) Any payments under Annuity Option C, if applicable, shall be made only to the Annuitant and to the designated survivor annuitant.

         (2) Special Provisions applicable to Individual Retirement Annuities and SEP-IRAs.

         The following provisions shall apply, in addition to those previously set forth herein, and shall take precedence over contrary Contract provisions, if the Application for this Contract indicates this contract is to be issued as an Individual Retirement Annuity under Section 408(b) or Section 408(d)(3) of the Internal Revenue Code or as a Simplified Employee Pension Individual Retirement Annuity under Section 408(k) of the Internal Revenue Code:

         (a) Except in the case of a rollover contribution (Internal Revenue Code Sections 4O2(a)(5), 4O2(a)(7), 403(a)(4), 403(b)(8) and 408(d)(3)) the
total annual Purchase Payments will not exceed the dollar limitation) for an Individual Retirement Annuity or a Simplified Employee Pension Individual Retirement Annuity. For #n Individual Retirement Annuity, such dollar limitation shall not exceed an amount equal to 1OO% of the compensation includable in an Annuitant's gross income for any taxable year or $2,000, whichever is less, or the then applicable limitation. For a Simplified Employee Pension Individual Retirement Annuity, such dollar limitation shall not exceed $30,000 or the then applicable limitation. In the case of a self-employed individual participating in these plans, the term "compensation" includes earned income as defined in
Section 40l(c)(2) of the Internal Revenue Code.

         (b) The Annuity Commencement Date shall be no later than April 1 of the calendar year following the calendar year in which the Annuitant attains age 70 1/2.

         (c) The entire interest of the Annuitant will be distributed to the Annuitant or will begin to be distributed not later than April 1 of the calendar year following the calendar year in which the Annuitant attains age 70 1/2. The distribution will be made over the life of such Annuitant or the lives of such Annuitant and the Annuitant's Beneficiary, in equal or substantially equal amounts, or over a period not extending beyond the life expectancy of such Annuitant and the Annuitant's Beneficiary (calculated in accordance with applicable Treasury Department regulations), in equal or substantially equal amounts. However, if the Joint and Survivor Annuity as described in the Contract is elected, such substantially equal payments will be reduced by the appropriate percentage at the death of the first annuitant.

         (d) If the death of the Annuitant occurs before the Annuity Commencement Date, the Death Benefit shall be distributed to the Beneficiary within five (5) years after the Annuitant's death, except to the extent that a Beneficiary elects to receive an Annuity Option in accordance with (i) or, if applicable, (ii) below:

                  (i) Payments to the Beneficiary must commence no later than one (1) year after the Annuitant's death (or such later date as the Secretary of the Treasury may prescribe by regulations) and be made over the life of the Beneficiary or over a period not extending beyond the life expectancy of such Beneficiary.

                    (ii) If the Beneficiary is the surviving spouse, the date payments are required to commence in accordance with (i) above shall not be earlier than the date on which the Annuitant would have attained age 70 1/2, and if the spouse dies before payments commence, subsequent payments shall be made as if the spouse had been the Annuitant.

         (e) If the death of the Annuitant occurs on or after the Annuity Commencement Date, the Company will pay the Beneficiary any remaining payments under any Annuity Option then in effect as they become due.

         (f) Paragraphs (b) through (e) of this Section (2) are intended to comply with the minimum distribution requirements of the Internal Revenue Code, and shall be construed in a manner that effectuates this intent. If an Annuitant or Beneficiary informs the Company in writing that the Annuitant or Beneficiary has received from another Individual Retirement Arrangement or Simplified Employee

Pension Individual Retirement Arrangement a distribution that satisfies, in whole or in part, the Internal Revenue Code minimum distribution requirements with respect to this Contract, the Company shall treat such distribution is satisfying, in whole or in part (whichever is applicable), the minimum distribution requirements described in paragraphs (b) through (e) of this Section (2). The preceding sentence shall apply only to the extent permitted by applicable law, and shall apply only to an Annuitant or Beneficiary who has not begun to receive annuity payments under an Annuity Option.

         (g) In order to comply with federal income tax distribution rules, if a Payee's entire interest is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the required beginning date for the distribution and each year thereafter) must be at least equal to the quotient obtained by dividing the Payee's entire interest by the life expectancy of the Payee or, if applicable, by the joint and last survivor expectancy of the Payee and the designated second person. For purposes of determining any minimum required distribution under such rules, life expectancies are to be calculated by use of the expected return multiple in Table V (single life) or Table VI (joint and last survivor), as published by the Department of Treasury pursuant to Section 72 of the Internal Revenue Code. The Annuitants life expectancy and that of a surviving spouse may be recalculated, but no more frequently than annually. The life expectancy of anyone else is to be calculated when payment to such person first commences and such person's life expectancy may not be recalculated, with payments for any twelve consecutive month period to be based on such person's life expectancy minus the number of whole years elapsed since payments, if any, under this Contract began.

         (3) Special  Provisions  applicable to Internal  Revenue Code Sections
40.1 #), 401(k) and 403(a) pension and profit sharing plans.

         The following special provisions shall apply and shall take precedence over the contrary Contract provisions, if the Application for this Contract indicates that the Contract is to be issued in connection with a retirement plan qualified under Section 401 or Section 403(a) of the Internal Revenue Code:

                  (a) The Annuitant shall be the applicable participant under the plan and the Owner of the Contract shall be the Trustee of the plan (or, with respect to Section 403(a) plans, the employer or the Annuitant).

                  (b) If the death of the Annuitant occurs before the Annuity Commencement Date, the Death Benefit shall be paid to the Trustee of the plan (or, with respect to Section 403(a) plans, to the employer) to be disposed of in accordance with the terms thereof. The Trustee of the plan may, at its discretion, pay the Death Benefit to the Annuitant's designated Beneficiary at the direction of the employer or the plan administrator.

                  (c) An annuity shall be paid under Annuity Option C, with the continuing benefit of the Annuitant's spouse established at fifty percent (50%), unless the trustee or the plan administrator directs the Company to provide an annuity under such other settlement option as may be agreed to by the Company.

                  (d) To the fullest extent permitted by law, none of the benefits, payments or proceeds of the Contract shall be subject to any claim or legal process by a creditor of the Annuitant or of the Beneficiary or in any way alienated, commuted or assigned by the Annuitant or by the Beneficiary.

                  (e) The Annuity Commencement Date shall be no later than April 1 of the calendar year in which the Annuitant attains age 70 1/2 or, in the case of an Annuitant other than a five (5) percent owner, the calendar year in which the Annuitant retires. Beginning in 1989, the Annuity Commencement Date for an Annuitant who did not attain age 70 1/2 before 1988 shall be no later than April 1 of the calendar year following the calendar year in which the Annuitant attains age 70 1/2 , regardless of whether the Annuitant has retired.

                  (f) The entire interest of the Annuitant will be distributed to the Annuitant or will begin to be distributed, not later than the Annuity Commencement Date required by the preceding paragraph, over the life of such .Annuitant or the lives of such Annuitant and the Annuitant's Beneficiary, in equal or substantially equal amounts, or over a period not extending beyond the life expectancy of such
         Annuitant and the  Annuitant's  Beneficiary  (calculated  in accordance
         with  applicable   Treasury  Department   regulations),   in  equal  or
         substantially equal amounts. However, if the Joint and Survivor Annuity, as described in the Contract, is elected, such substantially equal payments will be reduced by the appropriate percentage at the death of the first annuitant.

                  (g) If the death of the Annuitant occurs before the Annuity Commencement Date, the Death Benefit shall be distributed to the Beneficiary within five (5) years after the Annuitant's death, except to the extent that a Beneficiary elects to receive an Annuity Option in accordance with (i) or if applicable, (ii) below

                           (i) Payments to the Beneficiary must commence no later than one (1) year after the Annuitant's death (or such later date as the Secretary of the Treasury may prescribe by regulations) and be made over the life of the Beneficiary or over a period not extending beyond the life expectancy of such Beneficiary

                           (ii) If the Beneficiary is the surviving spouse, the date payments are required to commence in accordance with (I) above shall not be earlier than the date on which the Annuitant would have attained age 70 1/2 , and if the spouse dies before payments commence, subsequent payments shall be made as if the spouse had been the Annuitant.

                  (h) If the death of the Annuitant occurs on or after the Annuity Commencement Date, the Company will pay the Beneficiary any remaining payments under any Annuity Option then in effect as they become due.

         (4)  Special Provisions applicable to Terminal Funding Annuities.

         The following special provisions shall apply, in addition to those previously set forth in Sections 1 and 3, paragraphs (c), (d), (e), (f), (g), and (h), and shall take precedence over contrary Contract provisions if the Contract was purchased by a Trustee/Custodian and distributed to an individual as a "Terminal Funding" Annuity;

                 (a) In the event of a partial withdrawal of the Contract's Accumulation Account Value, redeposits will not be permitted.

                  (b) If a Terminal Funding Annuity is purchased by the Trustee/Custodian of a retirement plan that is subject to Section 401
         (a)(l 1) of the Code, benefits under the Contract shall be provided in accordance with the applicable consent, present value, and other requirements of Section 417 of the Code (and the regulations thereunder) that are applicable to the plan.

         (5)  Special Provisions applicable to Tax-Sheltered Annuities Under
Section 403(b) of the Code.

         The following special provisions shall apply, in addition to those previously set forth in Section 1, and shall take precedence over contrary Contract provisions if the Application for the Contract indicates that the Contract is to be issued as a Tax-Sheltered Annuity under Section 403(b) of the Code. The provisions set forth in this Section (5) shall apply to benefits accruing after December 31,1986, in taxable years ending after that date.

                  (a) The Annuity Commencement Date shall be no later than April 1 of the calendar year following the later of the calendar year in which the Annuitant attains age 70 1/2 or the calendar year in which the Annuitant retires; provided, however, that this paragraph (a) shall not require an Annuity Commencement Date earlier than December 31, 1988. Beginning in 1989, the Annuity Commencement Date for an Annuitant who did not attain age 701/2 before 1988 shall be no later than April 1 of the calendar year following the calendar year in which the Annuitant attains age 70 1/2, regardless of whether the Annuitant has retired.

                  (b) The entire interest of the Annuitant will be distributed to the Annuitant or will begin to be distributed not later than the Annuity Commencement Date required by the preceding paragraph, over the life of such Annuitant or the lives of such Annuitant and the Annuitant's Beneficiary, in equal or substantially equal amounts, or over a period not extending beyond the life expectancy of such Annuitant or the life expectancy of such Annuitant and the Annuitant's Beneficiary (calculated in accordance with applicable Treasury
         Department regulations), in equal or substantially equal amounts. However, if the Joint and Survivor Annuity as described in the Contract is elected, such substantially equal payments will be reduced by the appropriate percentage at the death of the first annuitant.

                  (c) If the death of the Annuitant occurs before the Annuity Commencement Date, the Death Benefit shall be distributed to the Beneficiary within five (5) years after the Annuitant's death, except to the extent that a Beneficiary elects to receive an Annuity Option in accordance with (i) or, if applicable, (ii), below:

                           (i) Payments to the Beneficiary must commence no later than (1) year after the Annuitant's death (or such later date as the Secretary of the Treasury may prescribe by regulations) and he m8de over the life of the Beneficiary or over a period not extending beyond the life expectancy of such Beneficiary

                           (ii) If the Beneficiary is the surviving spouse, the date payments are required to commence in accordance with (i), above, shall not be earlier than the date on which the Annuitant would have attained age 70 1/2, and if the spouse dies before payments commence, subsequent payments shall be made as if the spouse had been the Annuitant. In no event, however, shall this paragraph (c) require a distribution to be made to a Beneficiary earlier than December 31,1988.

                  (d) If the death of the Annuitant occurs on or after the Annuity Commencement Date, the Company will pay the Beneficiary any remaining payments under any Annuity Option then in effect as they become due.

                  (e) This Section (5) is intended to comply with the minimum distribution requirements of the Internal Revenue Code, and shall be construed in a manner that effectuates this intent. If an Annuitant A, or Beneficiary informs the Company in writing that the Annuitant or Beneficiary has received from another Tax-Sheltered Annuity under
         Section 403(b) of the Code a distribution that satisfies, in whole or in part, the Internal Revenue Code minimum distribution requirements with respect to this Contract, the Company shall treat such distribution as satisfying, in whole or in part (whichever is applicable), the minimum distribution requirements described in this Section (S). The preceding sentence shall apply only to the extent permitted by applicable law, and shall apply only to an Annuitant or Beneficiary who has not begun to receive annuity payments under an Annuity Option.

         (6) The words "life expectancy" as used above shall mean expectation of life as determined according to the individual mortality tables approved by the Department of the Treasury in use by the Company as of the date on which the first annuity payment is due.

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





SunLife              Sun Life Assurance Company of Canada (U.S.)
OF CANADA ( U.S.)    A Wholly-Owned Subsidiary of Sun Life Assurance Company of
                     Canada

Executive Office             Home Office:             Annuity Service Mailing
Address:
One Sun Life Executive Park  Wilmington, Delaware  Sun Life Annuity Service
Wellesley Hills, Massachusetts O2l8l               Center
                                                   P.O. Box 1024
                                                   Boston, Massachusetts 02103











    Flexible Payment Deferred Combination Variable and Fixed Annuity Contract
                                 Nonparticipating





     ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF A VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT


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